Exhibit 99.1

THE MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR

FISCAL 2019 RESULTS

Both Marcus Theatres® and Marcus® Hotels & Resorts report record revenues and outperform the industry for fiscal 2019; reports record Adjusted EBITDA

Milwaukee, February 20, 2020… The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and full year fiscal 2019 ended December 26, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Total revenues for the fourth quarter of fiscal 2019 were a record $206,862,000, an 18.2% increase from revenues of $175,032,000 for the fourth quarter of fiscal 2018.

•	Operating income for the fourth quarter of fiscal 2019 was $13,379,000, an 8.7% decrease from operating income of $14,653,000 for the fourth quarter of fiscal 2018.

•	Net earnings attributable to The Marcus Corporation were $7,802,000 for the fourth quarter of fiscal 2019, a 10.5% decrease from net earnings attributable to The Marcus Corporation of $8,720,000 for the fourth quarter of fiscal 2018.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.25 for the fourth quarter of fiscal 2019, a 16.7% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $0.30 for the fourth quarter of fiscal 2018.

•	Adjusted net earnings attributable to The Marcus Corporation were $10,469,000 for the fourth quarter of fiscal 2019, an 11.6% decrease from Adjusted net earnings attributable to The Marcus Corporation of $11,848,000 for the fourth quarter of fiscal 2018.

•	Adjusted net earnings per diluted common share attributable to The Marcus Corporation were $0.33 for the fourth quarter of fiscal 2019, a 19.5% decrease from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of $0.41 for the prior year fourth quarter.

1

•	Adjusted EBITDA was $36,710,000 for the fourth quarter of fiscal 2019, a 1.9% increase from Adjusted EBITDA of $36,035,000 for the fourth quarter of 2018.

•	Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company in the fourth quarter of fiscal 2019 to eliminate the unfavorable impact of new theatre preopening expenses, an impairment charge and certain nonrecurring preopening expenses and initial startup losses related to the conversion of the former InterContinental Milwaukee hotel into Saint Kate® – The Arts Hotel. These same measures in the fourth quarter of fiscal 2018 reflect adjustments made by the company to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes and to eliminate the negative impact of nonrecurring acquisition and preopening expenses related to the Movie Tavern® acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the InterContinental Milwaukee hotel conversion.

Full Year Fiscal 2019 Highlights

•	Total revenues for fiscal 2019 were a record $820,863,000, a 16.1% increase from revenues of $707,120,000 for fiscal 2018.

•	Operating income was $68,191,000 for fiscal 2019, an 18.0% decrease from operating income of $83,189,000 for fiscal 2018.

•	Net earnings attributable to The Marcus Corporation were $42,017,000 for fiscal 2019, a 21.3% decrease from net earnings attributable to The Marcus Corporation of $53,391,000 for fiscal 2018.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $1.35 for fiscal 2019, a 27.4% decrease from net earnings per diluted common share attributable to The Marcus Corporation of $1.86 for fiscal 2018.

•	Adjusted net earnings attributable to The Marcus Corporation were $50,278,000 for fiscal 2019, a 9.9% decrease from Adjusted net earnings attributable to The Marcus Corporation of $55,781,000 for fiscal 2018.

•	Adjusted net earnings per diluted common share attributable to The Marcus Corporation were $1.61 for fiscal 2019, a 17.0% decrease from Adjusted net earnings per diluted common share attributable to The Marcus Corporation of $1.94 for fiscal 2018.

2

•	Adjusted EBITDA was $155,170,000 for fiscal 2019, a 3.8% increase from Adjusted EBITDA of $149,420,000 for fiscal 2018.

•	Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company in fiscal 2019 to eliminate the unfavorable impact of new theatre preopening expenses and nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, an impairment charge and certain nonrecurring preopening expenses and initial startup losses related to the conversion of the former InterContinental Milwaukee hotel into Saint Kate – The Arts Hotel. These same measures in fiscal 2018 reflect adjustments made by the company to eliminate the favorable impact of certain nonrecurring reductions in deferred income taxes and to eliminate the negative impact of nonrecurring acquisition and preopening expenses related to the Movie Tavern acquisition, as well as certain nonrecurring preopening expenses and accelerated depreciation expense related to the InterContinental Milwaukee hotel conversion.

“In a year in which both divisions had exciting new opportunities, as well as new challenges, we achieved record revenues for The Marcus Corporation and both divisions for the fourth quarter and full year,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

“Our new Movie Tavern theatres contributed to our record revenues, but overall results for Marcus Theatres® were primarily impacted by a weaker film slate than in the prior year. The weaker film slate was also reflected in the 2019 national box office, which was down from 2018, but was still the second highest on record. Marcus® Hotels & Resorts would have reported increased operating income for the year, if not for additional preopening expenses and anticipated initial startup losses associated with the introduction of Saint Kate – The Arts Hotel, our new experiential boutique hotel in Milwaukee,” said Marcus.

Marcus noted that The Marcus Corporation also reported record Adjusted EBITDA during both the fourth quarter and full year fiscal 2019, despite the weaker film slate.

3

Marcus Theatres®

Revenues for Marcus Theatres increased 26.1% in the fourth quarter of 2019 and 24.7% for the full year, driven by the continued contributions of the Movie Tavern by Marcus locations. On a comparable theatre basis, fourth quarter revenues were lower than in the prior year quarter due to a weaker film slate in October and early November that was not fully offset by stronger December film product. Operating income was down for the fourth quarter and full year due to decreased attendance, partially offset by higher concession revenues per person and a higher average ticket price.

On a comparable theatre basis, the division’s box office outperformed the industry by 0.4 percentage points in the fourth quarter and 0.5 percentage points for fiscal 2019, according to data received from Rentrak. Marcus Theatres has now outperformed the industry during 19 of the last 24 quarters. The outperformance comparisons do not include the Movie Tavern theatres, which were acquired in February 2019, because Marcus Theatres did not own them in the 2018 comparison year. However, based upon data available from the previous owner, the company believes its Movie Tavern theatres outperformed the industry by approximately seven percentage points during the 11 months it owned them in fiscal 2019.

Marcus Theatres continued to invest in its circuit during the year, expanding its signature features and amenities to both existing and new locations. The division added its signature DreamLoungerSM recliner seating to five theatres, including four Movie Tavern locations. UltraScreen DLX® auditoriums were added to two theatres, including one Movie Tavern theatre, and 28 existing screens were converted to SuperScreen DLX® auditoriums, including 26 screens at 13 Movie Tavern locations. In addition, Marcus Theatres opened its first newly built Movie Tavern by Marcus theatre during fiscal 2019 in Brookfield, Wis. The new theatre includes eight auditoriums with DreamLounger recliner seating, one SuperScreen DLX auditorium and many of the company’s successful food and beverage concepts.

The division ended fiscal 2019 with DreamLounger recliner seating in approximately 77% of its first-run, company-owned screens and offered at least one PLF screen in approximately 72% of its first-run, company-owned theatres. Both percentages are believed to be the highest among the largest theatre chains in the U.S.

4

The five top-performing films for Marcus Theatres in the fourth quarter of fiscal 2019 were Frozen 2, Star Wars: The Rise of Skywalker, Joker, Jumanji: The Next Level and Knives Out. For the full year, the top performing movies were Avengers: Endgame, The Lion King, Frozen 2, Toy Story 4 and Captain Marvel.

“The first quarter of 2020 is off to a solid start, with higher admission revenues at comparable theatres compared to the same time last year. This is due to a strong week between December 27 and New Year’s Day and an improved January and February film slate, with strong holdover movies from 2019 and new movies including 1917, Bad Boys For Life and Sonic the Hedgehog contributing to the early first quarter results. The remainder of 2020 is expected to include a larger number of films than in fiscal 2019 and will likely be less dependent on blockbusters,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

“We believe our significant investments in extending our popular features and amenities across the circuit and implementation of our innovative operating and marketing strategies, such as our $5 Tuesday promotion and customer loyalty program, are key drivers behind our continued industry outperformance. Our plans for 2020 include additional investments in our existing theatres, including the Movie Tavern locations, where the improvements have been well received by guests. We will also extend our footprint into the state of Washington with a new nine-screen theatre currently under construction in Tacoma that is expected to open in the fourth quarter of the year,” added Rodriguez.

Fiscal 2020 will be a 53-week year for The Marcus Corporation, and the theatre division in particular is expected to benefit from the extra week of operations.

Marcus® Hotels & Resorts

Revenue per available room (RevPAR) for Marcus Hotels & Resorts, excluding Saint Kate, increased 1.3% in the fourth quarter and 1.0% for the full year. Excluding Saint Kate and the Hilton Madison Monona Terrace in Madison, Wis., which underwent extensive renovations during the first half of the year, RevPAR for comparable company-owned properties increased 2.4% for the full year, exceeding the national averages. The division outperformed its competitive set in the fourth quarter and was in line with its competitive set for the full year.

5

The operating loss from this division improved in the fourth quarter due entirely to preopening expenses and accelerated depreciation expense included in the fiscal 2018 fourth quarter results related to the conversion of the former InterContinental Milwaukee hotel into Saint Kate. Operating income for the fiscal 2019 year declined compared to the prior year as a result of preopening expenses and initial startup losses related to this same property. Excluding Saint Kate, fiscal 2019 operating income would have improved by 7.6%, despite the negative impact of the Hilton Madison hotel renovation. The improvement was due to increased revenues and a continuing focus on cost controls and operating efficiency.

“The initial guest and community response to Saint Kate has been fantastic as the hotel continues to ramp up. The hotel is achieving a higher average daily room rate than the hotel it replaced and its food and beverage revenues are exceeding the former hotel as well. As a one-of-a-kind new boutique arts-focused hotel, Saint Kate has already received much local, regional and national attention. We were especially pleased that the hotel was named one of the country’s best new hotels by USA Today 10Best Readers’ Choice travel awards. Saint Kate was the only hotel in the Midwest to receive this coveted recognition,” said Marcus.

Marcus Hotels & Resorts added a new management contract for the Hyatt Regency Schaumburg hotel in Schaumburg, Ill. during fiscal 2019 and ceased management of two other properties. The company continues to pursue additional management contract opportunities.

In 2019, numerous Marcus Hotels & Resorts hotels and restaurants were recognized by prestigious organizations for their commitment to excellence. Three properties received the coveted Condé Nast Traveler 2019 Readers’ Choice Award, four hotels earned the AAA Four Diamond Award and the majority of the company’s hotels and restaurants received the Trip Advisor® 2019 Certificate of Excellence.

Return of Capital to Shareholders

“Yesterday, we announced a 6.3% increase in the cash dividend rate. Our extremely strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue additional growth opportunities,” said Douglas A. Neis, executive vice president, chief financial officer and treasurer of The Marcus Corporation.

6

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 20, 2020, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter and fiscal 2019 results. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 2895609.

A telephone replay of the conference call will be available through Thursday, February 27, 2020, by dialing 1-855-859-2056 and entering passcode 2895609. The webcast will be archived on the company’s website until its next earnings release.

Non-GAAP Financial Measures

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The company defines Adjusted net earnings attributable to The Marcus Corporation as net earnings attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance and the tax effect related to those items. The company defines Adjusted net earnings per diluted common share attributable to The Marcus Corporation as Adjusted net earnings attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. The company defines Adjusted EBITDA as net earnings attributable to The Marcus Corporation before investment income, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the attached tables.

7

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the company’s core operating performance and facilitate a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate industry competitors.

Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of the company’s financial performance and should not be considered as alternatives to net earnings or diluted earnings per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation and other adjustments. The company’s presentation of Adjusted net earnings attributable to The Marcus Corporation, Adjusted net earnings per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA differ among companies in our industries, and therefore Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

8

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,110 screens at 91 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders; and (11) our ability to timely and successfully integrate the Movie Tavern operations into our own circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

###

9

THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2019	2018	2019	2018
Revenues:
Theatre admissions	$72,364	$61,350	$284,141	$246,385
Rooms	24,540	24,530	105,857	108,786
Theatre concessions	59,111	42,877	231,237	166,564
Food and beverage	20,097	18,799	74,665	72,771
Other revenues	21,571	18,967	87,805	78,329
	197,683	166,523	783,705	672,835
Cost reimbursements	9,179	8,509	37,158	34,285
Total revenues	206,862	175,032	820,863	707,120

Costs and expenses:
Theatre operations	68,199	53,399	267,741	217,851
Rooms	10,208	10,155	40,381	41,181
Theatre concessions	21,500	12,417	85,289	47,522
Food and beverage	16,459	14,732	60,812	58,662
Advertising and marketing	6,919	6,458	24,583	23,775
Administrative	18,660	19,463	73,522	72,116
Depreciation and amortization	18,793	18,443	72,277	61,342
Rent	7,012	2,916	26,099	11,267
Property taxes	5,344	4,385	21,871	19,396
Other operating expenses	9,336	9,502	41,065	36,534
Impairment charge	1,874	-	1,874	-
Reimbursed costs	9,179	8,509	37,158	34,285
Total costs and expenses	193,483	160,379	752,672	623,931

Operating income	13,379	14,653	68,191	83,189

Other income (expense):
Investment income (loss)	544	(225)	1,379	208
Interest expense	(2,832)	(3,079)	(11,791)	(13,079)
Other expense	(480)	(496)	(1,921)	(1,985)
Loss on disposition of property, equipment and other assets	(880)	(575)	(1,149)	(1,342)
Equity losses from unconsolidated joint ventures, net	(22)	(681)	(274)	(399)
	(3,670)	(5,056)	(13,756)	(16,597)

Earnings before income taxes	9,709	9,597	54,435	66,592
Income taxes	1,855	873	12,320	13,127
Net earnings	7,854	8,724	42,115	53,465
Net earnings attributable to noncontrolling interests	52	4	98	74
Net earnings attributable to The Marcus Corporation	$7,802	$8,720	$42,017	$53,391

Net earnings per common share attributable to The Marcus Corporation - diluted	$0.25	$0.30	$1.35	$1.86

Weighted ave. shares outstanding - diluted	31,363	28,949	31,152	28,713

10

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	December 26,	December 27,
	2019	2018

Assets:

Cash, cash equivalents and restricted cash	$25,618	$21,927
Accounts and notes receivable	29,465	25,684
Refundable income taxes	5,916	5,983
Other current assets	18,265	15,355
Property and equipment, net	923,254	840,043
Operating lease right-of-use assets	243,855	-
Other assets	112,813	80,339

Total Assets	$1,359,186	$989,331

Liabilities and Shareholders' Equity:
Accounts payable	$49,370	$37,452
Taxes other than income taxes	20,613	18,743
Other current liabilities	79,189	77,192
Current portion of finance lease obligations	2,571	5,912
Current portion of operating lease obligations	13,335	-
Current maturities of long-term debt	9,910	9,957
Finance lease obligations	20,802	22,208
Operating lease obligations	232,111	-
Long-term debt	206,432	228,863
Deferred income taxes	48,262	41,977
Deferred compensation and other	55,133	56,908
Equity	621,458	490,119

Total Liabilities and Shareholders' Equity	$1,359,186	$989,331

11

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended Dec. 26, 2019
Revenues	$143,006	$63,746	$110	$206,862
Operating income (loss)	19,247	(1,393)	(4,475)	13,379
Depreciation and amortization	13,284	5,380	129	18,793

13 Weeks Ended Dec. 27, 2018
Revenues	$113,407	$61,519	$106	$175,032
Operating income (loss)	22,473	(3,257)	(4,563)	14,653
Depreciation and amortization	10,009	8,339	95	18,443

52 Weeks Ended Dec. 26, 2019
Revenues	$557,080	$263,350	$433	$820,863
Operating income (loss)	76,903	10,050	(18,762)	68,191
Depreciation and amortization	51,202	20,430	645	72,277

52 Weeks Ended Dec. 27, 2018
Revenues	$446,804	$259,892	$424	$707,120
Operating income (loss)	88,790	12,480	(18,081)	83,189
Depreciation and amortization	38,760	22,229	353	61,342

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

12

THE MARCUS CORPORATION

Reconciliation of Adjusted net earnings and Adjusted net earnings per diluted common share
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2019	2018	2019	2018
Net earnings attributable to The Marcus Corporation	$7,802	$8,720	$42,017	$53,391
Add (deduct):
Reduction in deferred income taxes (a)	-	(1,209)	-	(1,947)
Acquisition/preopening expenses - theatres (b)	439	1,674	2,475	1,674
Preopening expenses and initial start-up losses - hotels (c)	1,296	524	6,830	524
Accelerated depreciation (d)	-	3,735	-	3,735
Impairment charge (e)	1,874	-	1,874	-
Tax impact of adjustments to net earnings (f)	(942)	(1,596)	(2,918)	(1,596)
Adjusted net earnings attributable to The Marcus Corporation	$10,469	$11,848	$50,278	$55,781

Weighted ave. shares outstanding - diluted	31,363	28,949	31,152	28,713

Net earnings per diluted common share attributable to The Marcus Corporation	$0.25	$0.30	$1.35	$1.86
Adjusted net earnings per diluted common share attributable to The Marcus Corporation	$0.33	$0.41	$1.61	$1.94

(a)	Reflects nonrecurring reductions in deferred income taxes related to a tax accounting method change made as a result of the Tax Cuts and Job Acts of 2017.
(b)	Acquisition and preopening costs incurred related to the Movie Tavern acquisition and newly opened Movie Tavern in Brookfield, Wisconsin.
(c)	Preopening costs incurred related to the 5+ month closure and conversion of the InterContinental Milwaukee into Saint Kate - The Arts Hotel plus initial start-up losses of a new hotel compared to a stabilized hotel.
(d)	Reflects nonrecurring accelerated depreciation expense on InterContinental Milwaukee assets to be disposed of in connection with the conversion of this hotel into Saint Kate - The Arts Hotel.
(e)	Impairment charge related to a specific theatre location.
(f)	Represents the tax effect related to adjustments (b), (c), (d) and (e) to net earnings, calculated using statutory tax rate of 26.1% for the fiscal 2019 periods and 26.9% for the fiscal 2018 periods.

Reconciliation of Net earnings to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2019	2018	2019	2018
Net earnings attributable to The Marcus Corporation	$7,802	$8,720	$42,017	$53,391
Add (deduct):
Investment (income) loss	(544)	225	(1,379)	(208)
Interest expense	2,832	3,079	11,791	13,079
Other expense	480	496	1,921	1,985
Loss on disposition of property, equipment and other assets	880	575	1,149	1,342
Equity losses from unconsolidated joint ventures, net	22	681	274	399
Net earnings attributable to noncontrolling interests	52	4	98	74
Income tax expense	1,855	873	12,320	13,127
Depreciation and amortization	18,793	18,443	72,277	61,342
Share-based compensation expenses (a)	929	741	3,523	2,691
Acquisition/preopening expenses - theatres (b)	439	1,674	2,475	1,674
Preopening expenses and initial start-up losses - hotels (c)	1,296	524	6,830	524
Impairment charge (d)	1,874	-	1,874	-
Adjusted EBITDA	$36,710	$36,035	$155,170	$149,420

(a)	Non-cash charges related to share-based compensation programs.
(b)	Acquisition and preopening costs incurred related to the Movie Tavern acquisition and newly opened Movie Tavern in Brookfield, Wisconsin.
(c)	Preopening costs incurred related to the 5+ month closure and conversion of the InterContinental Milwaukee into Saint Kate - The Arts Hotel plus initial start-up losses of a new hotel compared to a stabilized hotel.
(d)	Impairment charge related to a specific theatre location.

13